Exhibit 99.1

AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

American Realty Capital New York City REIT, Inc.

American Realty Capital New York City REIT, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (the “SRP”) effective as of February 28, 2016 (the “Effective Date”), to be administered by the Company on the terms and conditions set forth below.

1.	Participation in the SRP.

a.
Only those holders of shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), who have purchased Shares from the Company or received their Shares from the Company (directly or indirectly) through one or more non-cash transactions may participate in the SRP (each such holder, including the estates, heirs or beneficiaries of such holders, a “SRP Qualifying Shareholder”). Under the SRP and subject to the conditions and limitations described herein, SRP Qualifying Shareholders may request at any time that the Company repurchase all or any portion of Shares held by such SRP Qualifying Shareholder if such repurchase otherwise complies with the provisions of Maryland law.

b.
SRP Qualifying Shareholders who have held their Shares for at least one year will be eligible to request a repurchase of their Shares; provided, however, the Company’s board of directors (the “Board”) may, in its sole discretion, waive this requirement with respect to any Shares, including any Shares purchased pursuant to any distribution reinvestment plan (“DRIP”) in effect from time to time.

c.
SRP Qualifying Shareholders who have not held their Shares for at least one year (or for whom the one-year requirement has not been waived by the Board) will be eligible to request a repurchase of their Shares only in the case of death or disability of the SRP Qualifying Shareholder (repurchases pursuant to such requests, “Hardship Repurchases”). A SRP Qualifying Shareholder must submit documentation to the Company of his or her death or disability to the Company at the same time a request for a Hardship Repurchase is presented for consideration and such documentation must be, in the sole discretion of the Company, complete and suitable for the intended purposes.

d.
For purposes of calculating any holding period of Shares held by a SRP Qualifying Shareholders under this Section 1 (or any other Section of the SRP, including Section 2), the first day of such holding period shall be the day such Shares were first purchased from the Company.

e.
A SRP Qualifying Shareholder who wishes to have Shares repurchased must mail or deliver to the Company a written request on a form provided by the Company and executed by the SRP Qualifying Shareholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have Shares repurchased following the death of a SRP Qualifying Shareholder must mail or deliver to the Company a written request on a form provided by the Company, including evidence acceptable to the Company of the death of the SRP Qualifying Shareholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Shares not repurchased may be passed to an estate, heir or beneficiary following the death of a SRP Qualifying Shareholder. If the Shares are to be repurchased under any conditions outlined herein, the Company will forward the documents necessary to effect the repurchase, including any signature guaranty the Company may require.

f.
In general, a SRP Qualifying Shareholder may present to the Company fewer than all of the Shares then owned for repurchase, except that the minimum number of Shares that must be presented for repurchase shall be at least 25% of the SRP Qualifying Shareholder’s Shares. However, if the repurchase request is made within six months of the event giving rise to the special circumstances described in this sentence, where repurchase is being requested (i) on behalf of the estate, heirs or beneficiaries, as applicable, of a deceased SRP Qualifying Shareholder; (ii) by a SRP Qualifying Shareholder due to another involuntary exigent circumstance, such as bankruptcy; or (iii) by a SRP Qualifying Shareholder due to a mandatory distribution under such SRP Qualifying Shareholder’s IRA, a minimum of 10% of the SRP Qualifying Shareholder’s Shares may be presented for repurchase; provided, however, that any future repurchase request by such SRP Qualifying Shareholder must present for repurchase at least 25% of such SRP Qualifying Shareholder’s remaining Shares.

g.
Subject to Section 2 and Section 3, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, on or before the 31st day following the end of the six-month period commencing on January 1 and July 1 of each fiscal year (each such period, a “Fiscal Semi-Annual Period”) during which the repurchase request was made.

2.	Repurchase Price for Shares under the SRP.

a.
With respect to repurchase requests received between January 1, 2016 and the Effective Date, the Company will repurchase Shares pursuant to the SRP based on the repurchase price in effect prior to the Effective Date as part of the repurchases made with respect to the Fiscal Semi-Annual Period ending June 30, 2016.

b.
Following the Effective Date, the repurchase price per Share, shall (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock) be calculated as follows (except in the event the Company publishes an estimated net asset value per share (“Estimated Per-Share NAV”) of the Common Stock, calculated by the Company’s advisor, New York City Advisors, LLC (the “Advisor”) in accordance with the Company’s valuation guidelines and approved by the Board, in which case, the repurchase price per Share with respect to repurchase requests received prior to the end of the applicable Fiscal Semi-Annual Period, shall be as set forth in Section 2(c)):

i.
for SRP Qualifying Shareholders who have continuously held their Shares for between one year and two years, the lower of (A) 92.5% of the price paid to acquire the Shares from the Company (such price, the “Acquisition Price”) and (B) $23.13;

ii.	for SRP Qualifying Shareholders who have continuously held their Shares for between two years and three years, the lower of (A) 95.0% of the Acquisition Price and (B) $23.75;

iii.	for SRP Qualifying Shareholders who have continuously held their Shares for at between three years and four years, the lower of (A) 97.5% of the Acquisition Price and (B) $24.38;

iv.	for SRP Qualifying Shareholders who have continuously held their Shares for more than four years, the lower of (A) 100% of the Acquisition Price and (B) $25.00; and

v.	for any Hardship Repurchases, 100% of the Acquisition Price.

c.
Except as provided in Section 2(a), once the Company has published an Estimated Per-Share NAV, the repurchase price per Share shall (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock) be calculated as follows:

i.
for SRP Qualifying Shareholders who have continuously held their Shares for between one year and two years, 92.5% of the Estimated Per-Share NAV in effect on the last day of the Fiscal Semi-Annual Period in which such repurchase request was received (such Estimated Per-Share NAV, the “Applicable Estimated Per-Share NAV”);

ii.	for SRP Qualifying Shareholders who have continuously held their Shares for between two years and three years, 95.0% of the Applicable Estimated Per-Share NAV;

iii.	for SRP Qualifying Shareholders who have continuously held their Shares for at between three years and four years, 97.5% of the Applicable Estimated Per-Share NAV;

iv.	for SRP Qualifying Shareholders who have continuously held their Shares for more than four years, 100% of the Applicable Estimated Per-Share NAV; and

v.	for any Hardship Repurchases, 100% of the Applicable Estimated Per-Share NAV.

d.
A SRP Qualifying Shareholder may cancel his, her or its repurchase request by notifying a customer service representative on or prior to the last day of the Fiscal Semi-Annual Period during which the repurchase request was made. Customer service representatives are available on the Company’s toll-free line, 866-992-0063, Option 1. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. Eastern. If the repurchase request is not cancelled before the end of the Fiscal Semi-Annual Period, the SRP Qualifying Shareholder will be contractually bound to the repurchase of the Shares and will not be permitted to cancel the repurchase request prior to the payment of repurchase proceeds.

3.	Limits on Repurchases under the SRP.

a.
Repurchases under the SRP (including with respect to repurchase requests made prior to the Effective Date) will be limited for any Fiscal Semi-Annual Period to a maximum of 2.5% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year.

b.
Repurchases under the SRP (including with respect to repurchase requests made prior to the Effective Date) will be limited for any period of one fiscal year to a maximum of 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year.

c.
SRP Qualifying Shareholders will only be able to have their Shares repurchased to the extent that the Company has sufficient liquid assets. In each Fiscal Semi-Annual Period, funding for the SRP will be limited to proceeds received during that same Fiscal Semi-Annual Period through the issuance of Common Stock pursuant to any DRIP in effect from time to time; provided that the Board has the power, in its sole discretion, to determine the number of Shares repurchased during any Fiscal Semi-Annual Period as well as the amount of funds to be used for that purpose.

d.
Following each Fiscal Semi-Annual Period, the Advisor will review all repurchase requests received during such Fiscal Semi-Annual Period and then report to the Company’s management and the Board the total number of Shares subject to repurchase requests, including the total number of Hardship Requests. If, following review of this report by the Company’s management and the Board, less than all repurchase requests for any Fiscal Semi-Annual Period are accommodated due to the limitations described in Section 3(a) and 3(b), or a determination by the Board as described in Section 3(c), Shares will be repurchased as follows: (i) first, pro rata as to Hardship Requests; and (ii) second, pro rata as to all other repurchase requests.

4.	Amendment, Suspension or Termination of the SRP.

a.
The Board may amend, suspend (in whole or in part) or terminate the SRP at any time; provided, that no such amendment, suspension or termination shall become effective until at least 30 days after the Company files with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (or includes similar disclosure in another periodic report) announcing such amendment, suspension or termination; provided, further, that any material modifications, suspension or termination of the SRP by the Board will be disclosed promptly in reports the Company files with the SEC, a press release and/or via the Company’s website.

b.	Notwithstanding Section 4(a), the Board reserves the right, in its sole discretion, to reject any repurchase request without prior notice.

c.	The SRP will immediately terminate if the Shares are listed on any national securities exchange.

5.
Status of Shares Repurchased under the SRP. Shares the Company repurchases under the SRP will have the status of authorized but unissued shares of Common Stock. Repurchased Shares will not be reissued as shares of Common Stock unless they are first registered with the SEC under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

6.
Absence of Liability. The Company shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares. The Company shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

7.	Governing Law. This SRP shall be governed by the laws of the State of Maryland.

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